                                                                Exhibit 99(a)(1)

THE CHASE MANHATTAN BANK    BANKERS TRUST COMPANY        BANK OF AMERICA, N.A.
     270 PARK AVENUE       ONE BANKERS TRUST PLAZA        9 WEST 57TH STREET
   NEW YORK, NY 10017         130 LIBERTY STREET               43RD FLOOR
                              NEW YORK, NY  10006          NEW YORK, NY 10019

               CHASE SECURITIES INC.           DEUTSCHE BANK SECURITIES INC.
                  270 PARK AVENUE                   130 LIBERTY STREET
                NEW YORK, NY  10017                 NEW YORK, NY  10006



                                                                October 11, 1999



BFH Merger Corp.
c/o Thomas H. Lee Company
75 State Street
Boston, MA  02102

Attention:  Anthony J. Dinovi

c/o Evercore Advisors Inc.
65 East 55 Street, 33rd Floor
New York, New York 10022

Attention:  Austin M. Beutner


Re:  SENIOR CREDIT FACILITY

                                COMMITMENT LETTER

Ladies and Gentlemen:

         You have advised The Chase Manhattan Bank ("Chase"), Chase Securities Inc. ("CSI"), Bankers Trust Company ("BTCo"), Deutsche Bank Securities Inc. ("DBSI") and Bank of America, N.A. ("BOA" and, together with Chase, CSI, BTCo and DBSI, each, a "Co-Agent" and collectively, the "Co-Agents") that BFH Merger Corp. ("MergeCo"), a Delaware corporation formed by Thomas H. Lee Company and its affiliates (collectively, "THL"), Evercore Capital Partners L.P. and its affiliates ("ECP") and one or more other investors acceptable to the Co-Agents (together with THL and ECP, the "Equity Investors"), intends to consummate a recapitalization (such transaction, together with the Merger referred to below, the "Recapitalization") of Big Flower Holdings, Inc. ("Holdings"), as a result of which (x) the Equity Investors would own approximately 86.2% issued and outstanding shares of common stock of Holdings and (y) certain existing management of Holdings (the "Holdover Shareholders") would own approximately 13.8% of the issued and outstanding shares of common stock of Holdings. As part of the Recapitalization, (i) the Holdover Shareholders would retain equity capital in Holdings with a value of approximately $63.0 million (the "Equity Rollover") and (ii) cash in an aggregate amount of approximately $608.4 million will be distributed to the existing common equity shareholders and option holders of Holdings (other than in respect of equity being rolled over pursuant to the Equity Rollover and net of the cash payable in connection with the exercise of options accelerated in connection with the Recapitalization). We understand that the Recapitalization shall be effected by means of a merger of MergeCo with and into Holdings, with Holdings as the surviving corporation of such merger (the "Merger"), pursuant to an amended and restated agreement and plan of merger, dated as of October 12, 1999, between MergeCo and Holdings (as in effect on the date hereof, the "Merger Agreement"). We understand that the percentages and dollar amounts set forth above are subject to adjustment as provided in Section 2.03 of the Merger Agreement and as a result of the transactions contemplated by the proviso to clause (i) of the following paragraph. We further understand that (i) in connection with the Recapitalization, Holdings and/or certain of its subsidiaries intend to refinance the existing senior credit facilities and certain other existing indebtedness of Holdings and its subsidiaries in an aggregate principal amount not to exceed $340.1 million (the "Existing Debt Refinancing") and (ii) the currently outstanding 6% Convertible Quarterly Income Preferred Securities of Big Flower Trust I (the "QUIPS") shall remain outstanding after giving effect to the Merger with no defaults or events of default existing with respect thereto, except that, at the option of the holders thereof, the QUIPS may be converted into the right to receive cash in an aggregate amount for all outstanding QUIPS not to exceed $124.0 million (with any such conversion payments required to be made in connection with the consummation of the Merger, being herein called the "QUIPS Conversion Payments" and, together with the Existing Debt Refinancing, collectively, the "Refinancing").

         We understand that the sources of funds needed to effect the Recapitalization and the Refinancing, to pay all fees and expenses incurred in connection therewith and to provide for the ongoing working capital needs and general corporate requirements of Holdings and its subsidiaries shall be provided solely through (i) at least $420.6 million (or, $457.6 million, if the Columbine Sale is not effected on the date of the consummation of the Recapitalization (the "Closing Date")) from the issuance by MergeCo of common stock (the "Common Equity Issuance") to the Equity Investors (of which at least $249.1 million (or, $277.9 million, if the Columbine Sale is not effected on the Closing Date) shall be cash contributed by THL and at least $63.0 million shall be provided by the Holdover Shareholders pursuant to the Equity Rollover), PROVIDED that each of the amounts set forth above in this clause (i) (other than the amount provided by the Holdover Shareholders pursuant to the Equity Rollover) shall be reduced, but not by more than $60.0 million in the aggregate, by the amount of cash invested or expended as contemplated by succeeding clauses
(ii), (iii) and (iv), (ii) up to $18.9 million from the sale of the private internet investments specified on Exhibit A to Schedule 5.15(a) to the Merger Agreement to the Equity Investors on terms satisfactory to the Co-Agents (the "Private Internet Investment Sale"), (iii) up to $17.8 million from the issuance of membership interests to the Equity Investors by entities holding the public internet investments specified on Exhibit A to Schedule 5.15(b) to the Merger Agreement (the "Public Internet Investments"), all on terms satisfactory to the Co-Agents, (iv) up to $60.0 million from the issuance of an Investment Instrument (as defined in the Merger Agreement) by Holdings to the Equity Investors, (v) $300.0 million from the incurrence by Holdings of unsecured and unguaranteed senior debt (the "Holdings Senior Debt"), (vi) to the extent same is consummated on the Closing Date, at least $165.0 million from the sale by Holdings of all of the capital stock of Columbine JDS Systems, Inc., a wholly-owned subsidiary of Holdings, on terms satisfactory to the Co-Agents (the "Columbine Sale"), (vii) at least $100.0 million (or, in the event the Columbine Sale is not consummated on the Closing Date, $135.0 million) from the issuance by Holdings of 13.0% subordinated notes (10% of the interest on which will be payable in cash and 3% of the interest on which will be paid-in-kind) to THL on terms acceptable to each of the Co-Agents (the "Mezzanine Subordinated Debt"), and (viii) the incurrence by Big Flower Press Holdings, Inc., a wholly owned-subsidiary of Holdings ("BFPH"), and/or one or more wholly-owned subsidiaries of BFPH (collectively, the "Borrower") of indebtedness under the Senior Credit Facility described below (the financing transactions described in preceding clauses (i), (iii), (iv), (v), (vii) and (viii) are herein collectively referred to as the "Financing Transactions", with the Recapitalization, the Existing Debt Refinancing, the QUIPS Conversion Payments (to the extent consummated on the Closing Date), the Private Internet Investment Sale (to the extent consummated on the Closing Date), the Columbine Sale (to the extent consummated on the Closing Date) and the Financing Transactions being herein collectively called the "Transaction").

         The Co-Agents further understand that the senior secured bank financing will be in the form of (i) a $200.0 million (or, if the Columbine Sale is not consummated on the Closing Date, $300.0 million) term loan facility (the "Tranche A Term Loan Facility"), to be made available to the Borrower pursuant to a single drawing on the date of the consummation of the Recapitalization and
(ii) a revolving credit facility (the "Revolving Credit Facility" and, together with the Tranche A Term Loan Facility, the "Senior Credit Facility") in the amount of $200.0 million (or, $215.0 million, if the Columbine Sale is not consummated on the Closing Date) to be made available to the Borrower on and after the Closing Date; PROVIDED, that proceeds of the loans under the Revolving Credit Facility in an amount not to exceed $40.0 million may be used to make payments owing in connection with the Transaction. A preliminary summary of terms and conditions of the Senior Credit Facility is attached as Exhibit A to this letter (the "Term Sheet").

         Each of Chase, BTCo and BOA is pleased to advise you of its commitment, on several basis and upon the terms and subject to the conditions set forth or referred to in this commitment letter (this "Commitment Letter") and in the Term Sheet, to provide (x) 40%, in the case of Chase, (y) 40%, in the case of BTCo and (z) 20%, in the case of BOA, of the total amount of the Senior Credit Facility (I.E., $515.0 million (or, $400.0 million, if the Columbine Sale is consummated on the Closing Date)).

         It is agreed that Chase shall act as the sole and exclusive Administrative Agent (in such capacity, the "Administrative Agent"), CSI (or an affiliate designated by it) and DBSI (or an affiliate designated by it) shall act as the Joint Lead Arrangers (in such capacity, the "Joint Lead Arrangers"), CSI (or an affiliate designated by it) and DBSI (or an affiliate designated by it) shall act as the Joint Book Managers (in such capacity, the "Joint Book Managers"), BTCo (or an

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affiliate designated by it) shall act as sole and exclusive Syndication Agent
(in such capacity, the "Syndication Agent") and BOA shall act as the Documentation Agent (in such capacity, the "Documentation Agent"), for the Senior Credit Facility, and each will, in such capacities, perform the duties and exercise the authority customarily performed and exercised by it in such roles. You agree that, except as provided below, no other agents, co-agents or arrangers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by the Term Sheet and the Fee Letter referred to below) will be paid in connection with the Senior Credit Facility unless you and the Co-Agents shall so agree.

         The Joint Lead Arrangers intend to syndicate the Senior Credit Facility (including, in each Co-Agent's discretion, all or part of its commitment hereunder) to a group of financial institutions (together with Chase, BTCo and BOA, the "Lenders") identified by the Joint Lead Arrangers in consultation with you. The Joint Lead Arrangers intend to commence syndication efforts promptly upon the execution of this Commitment Letter, and you agree actively to assist the Joint Lead Arrangers in completing a syndication satisfactory to them. Such assistance shall include (a) your endeavoring to see that the syndication efforts benefit materially from your, THL's, ECP's and Holdings' existing lending relationships, (b) direct contact between senior management of THL, ECP, Holdings, BFPH and the proposed Lenders, (c) assistance by you in the preparation of a Confidential Information Memorandum and other marketing materials to be used in connection with the syndication and (d) the hosting, with Holdings, BFPH and the Joint Lead Arrangers, of a meeting of prospective Lenders.

         In consultation with you, the Joint Lead Arrangers will manage all aspects of the syndication, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocations of the commitments among the Lenders and the amount and distribution of fees among the Lenders. To assist the Joint Lead Arrangers in their syndication efforts, you agree promptly to prepare and provide to the Joint Lead Arrangers and the Co-Agents all information with respect to Holdings and its subsidiaries, THL, ECP, the Transaction and the other transactions contemplated hereby, including all financial information and projections (the "Projections"), as the Co-Agents may reasonably request in connection with the arrangement and syndication of the Senior Credit Facility. You hereby represent and covenant that (a) all information other than the Projections (the "Information") that has been or will be made available to any Co-Agent by you or any of your representatives is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to any Co-Agent by you or any of your representatives have been or will be prepared in good faith based upon reasonable assumptions. You understand that in arranging and syndicating the Senior Credit Facility we may use and rely on the Information and Projections without independent verification thereof.

         As consideration for each of Chase's, BTCo's and BOA's commitment hereunder and the Co-Agents' agreement to perform the services described herein, you agree to pay to the

Co-Agents the nonrefundable fees set forth in the Fee Letter dated the date hereof and delivered herewith (the "Fee Letter") on the basis provided therein.

         Each of Chase's, BTCo's and BOA's commitment hereunder and the Co-Agents' agreement to perform the services described herein are subject to (a) except as disclosed in reports filed by the Holdings and its subsidiaries with the Securities Exchange Commission on or prior to the date hereof or as disclosed in the Merger Agreement as of the date hereof or in the disclosure schedules to the Merger Agreement as of the date hereof, there not occurring or becoming known to any Co-Agent since December 31, 1998 any material adverse condition or material adverse change in or affecting the business, operations, property, assets, condition (financial or otherwise) or reasonably foreseeable prospects of Holdings and its subsidiaries taken as a whole, (b) the Co-Agents not becoming aware after the date hereof of any information or other matter affecting Holdings and its subsidiaries or the transactions contemplated hereby, which is inconsistent in a material and adverse manner with any such information or other matter disclosed to the Co-Agents prior to the date hereof, (c) there not having occurred a material disruption of or material adverse change in financial, banking or capital market conditions prevailing as of the date hereof that, in the Co-Agents' judgment, could materially impair the syndication of the Senior Credit Facility, (d) each Co-Agent's satisfaction that prior to and during the syndication of the Senior Credit Facility there shall be no competing offering, placement or arrangement of any debt securities or bank financing by or on behalf of Holdings or any of its subsidiaries or affiliates (other than the Holdings Senior Debt, a new accounts receivable facility replacing the existing accounts receivable facility of the Borrower and the financing to be provided by the Co-Agents as contemplated by the Commitment Letter of even date herewith among the Co-Agents and you) and (e) the other conditions set forth or referred to in the Term Sheet. The terms and conditions of each of Chase's, BTCo's and BOA's commitment hereunder and of the Senior Credit Facility are not limited to those set forth herein and in the Term Sheet and the Fee Letter. Those matters that are not covered herein or in the Term Sheet or the Fee Letter are subject to the approval and agreement of the Co-Agents, THL and ECP.

         You agree (a) to indemnify and hold harmless the Co-Agents, the Lenders, their affiliates and their respective officers, directors, employees, advisors, and agents (each, an "indemnified person") from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Senior Credit Facility, the use of the proceeds thereof or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any indemnified person is a party thereto, and to reimburse each indemnified person upon demand for any reasonable legal or other expenses incurred in connection with investigating or defending any of the foregoing, PROVIDED that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found by a final, non-appealable judgment of a court to arise from the willful misconduct, bad faith or gross negligence of such indemnified person, and (b) to reimburse each Co-Agent and its affiliates on the Closing Date for all reasonable out-of-pocket expenses (including due diligence expenses, syndication expenses, travel expenses, and reasonable fees, charges and disbursements of counsel) incurred in connection with the Senior

Credit Facility and any related documentation (including this Commitment Letter, the Term Sheet, the Fee Letter and the definitive financing documentation) or the administration, amendment, modification or waiver thereof. No indemnified person shall be liable for any indirect or consequential damages in connection with its activities related to the Senior Credit Facility.

         You acknowledge that the Co-Agents and/or any of their respective affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you or your affiliates may have conflicting interests regarding the transaction described hereby and otherwise. Each Co-Agent agrees that it will not use or disclose confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or its other relationships with you in connection with the performance by such Co-Agents of services for other companies, and each Co-Agent agrees that it will not furnish any such information to other companies. You also acknowledge that the Co-Agents have no obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained from other companies.

         This Commitment Letter shall not be assignable by you to any person or entity other than BFPH (so long as BFPH has assumed all of your obligations hereunder pursuant to an agreement satisfactory to us) without the prior written consent of the Co-Agents (and any purported assignment without such consent shall be null and void), and is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and the Co-Agents. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letter are the only agreements that have been entered into among us with respect to the Senior Credit Facility and set forth the entire understanding of the parties with respect thereto. This Commitment Letter and the Fee Letter shall be governed by, and construed in accordance with, the law of the State of New York.

         This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter, the Term Sheet or the Fee Letter nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person except (a) to your officers, agents and advisors who are directly involved in the consideration of this matter or (b) as may be compelled in a judicial or administrative proceeding or as otherwise required by law (in which case you agree to inform us promptly thereof), PROVIDED, that the foregoing restrictions shall cease to apply (except in respect of the Fee Letter and its terms and substance) after this Commitment Letter has been accepted by you.

         The compensation, reimbursement, indemnification and confidentiality provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or Chase's, BTCo's and BOA's commitments hereunder.

         If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Term Sheet and the Fee Letter by returning to Chase executed counterparts hereof and of the Fee Letter not later than 5:00 p.m., New York City time, on October 12, 1999. Each of Chase's, BTCo's and BOA's commitment and the Co-Agents' agreements herein will expire at such time in the event Chase has not received such executed counterparts in accordance with the immediately preceding sentence. If you accept this Commitment Letter and the Fee Letter as aforesaid, each of Chase's, BTCo's and BOA's commitment herein will terminate at the close of business on December 31, 1999 unless definitive documentation with respect to the Senior Credit Facility satisfactory to each of the Co-Agents and their respective counsel is executed and delivered, and the Closing Date shall have occurred, on or before such date.

         This Commitment Letter supersedes and replaces in full the Commitment Letter, dated as of June 28, 1999, among the parties hereto. The parties hereto hereby acknowledge that their respective commitments and obligations under said Commitment Letter are terminated.


                                      * * *














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

         The Co-Agents are pleased to have been given the opportunity to assist you in connection with this important financing.


                                        Very truly yours,

                                        THE CHASE MANHATTAN BANK



                                        By: /s/ Bruce Borden
                                            -----------------------------------
                                            Name: Bruce Borden
                                            Title: Vice-President




                                        CHASE SECURITIES INC.



                                        By: /s/ Claudette Kraus
                                            -----------------------------------
                                            Name: Claudette Kraus
                                            Title: Vice President

                                        BANKERS TRUST COMPANY



                                        By: /s/ William W. Archer
                                            -----------------------------------
                                            Name: William W. Archer
                                            Title: Managing Director



                                        DEUTSCHE BANK SECURITIES INC.



                                        By: /s/ William W. Archer
                                            -----------------------------------
                                            Name: William W. Archer
                                            Title: Managing Director


                                        BANK OF AMERICA, N.A.



                                        By: /s/ Liz Borow
                                            -----------------------------------
                                            Name: Liz Borow
                                            Title: Managing Director

ACCEPTED AND AGREED TO
AS OF THE DATE FIRST
WRITTEN ABOVE BY:

BFH MERGER CORP.



By: /s/ Anthony DiNovi
    ----------------------------------
    Name: Anthony DiNovi
    Title: Chairman of the Board


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                                                                       EXHIBIT A


                             SENIOR CREDIT FACILITY

                         SUMMARY OF TERMS AND CONDITIONS



BORROWER:                           Big Flower Press Holdings, Inc. (the
                                    "Borrower"), PROVIDED that at the request of the Borrower, certain wholly-owned subsidiaries of the Borrower may become borrowers under the Senior Credit Facility on a basis acceptable to the Lenders.

PURPOSE: Subject to the limitations set forth under the heading "Blocked Term Loan Commitment" below, the proceeds from the Tranche A Term Loan Facility (as defined below) will be used by the Borrower to (i) finance the Recapitalization; (ii) effect the Refinancing and (iii) pay related costs and expenses. Proceeds from the Revolving Credit Facility will be used to finance the ongoing working capital requirements of the Borrower and its subsidiaries and for other general corporate purposes of the Borrower and its subsidiaries; PROVIDED that (i) proceeds from the Revolving Credit Facility in an amount not to exceed $40.0 million may be utilized to make payments in connection with the Transaction and (ii) proceeds from the Revolving Credit Facility may be used to make QUIPS Conversion Payments after the Closing Date.

ADMINISTRATIVE AGENT:               The Chase Manhattan Bank.

JOINT LEAD ARRANGERS:               Chase Securities Inc. ("CSI") (or an
                                    affiliate designated by it) and Deutsche
                                    Bank Securities Inc. ("DBSI") (or an
                                    affiliate designated by it).

JOINT BOOK MANAGERS:                CSI (or an affiliate designated by it) and
                                    DBSI (or an affiliate designated by it).

SYNDICATION AGENT:                  Bankers Trust Company ("BTCo") (or an
                                    affiliate designated by it).

DOCUMENTATION AGENT:                Bank of America, N.A. ("BOA") (or an
                                    affiliate designated by it).

CO-AGENTS:                          Chase, CSI, BTCo, DBSI and BOA.

LENDERS: A syndicate of banks and/or other financial institutions (together with Chase, BTCo and BOA, the "Lenders").

TYPES AND AMOUNTS
OF FACILITIES:               (1)    REVOLVING CREDIT FACILITY: Up to
                                    U.S.$215,000,000 (or U.S.$200 million, if
                                    the Columbine Sale is consummated on the Closing Date) six year revolving credit facility, PROVIDED that at the request of the Borrower, a portion of the Revolving
                                    Credit Facility may be made available to certain wholly-owned subsidiaries of the
                                    Borrower acceptable to the Co-Agents in an amount, in currencies and on terms to be agreed upon.

                                    SWINGLINE LOAN SUB-FACILITY: A swingline loan facility of up to U.S. $10 million to be provided by the Administrative Agent (with the other R/C Banks participating in the risks associated with such loans pro rata according to their respective R/C commitments and with utilization reducing availability under the Revolving Credit Facility).

                                    LETTER OF CREDIT SUB-FACILITY: A letter of credit facility of up to an amount to be agreed by the Co-Agents to be provided by the Administrative Agent (with the other R/C Banks participating in the risks associated with such letters of credit pro rata according to their respective R/C commitments and with utilization reducing availability under the Revolving Credit Facility).

                             (2)    TRANCHE A TERM LOAN FACILITY: Up to
                                    $300,000,000 (or U.S.$200 million, if the
                                    Columbine Sale is consummated on the Closing
                                    Date) single drawdown 6-year term loan
                                    facility, subject to the following
                                    paragraph.

                                    BLOCKED TERM LOAN COMMITMENT: A portion of the commitments under the Tranche A Term Loan Facility equal to $124.0 million shall constitute a blocked commitment (the "Blocked Term Loan Commitment"), which Blocked Term Loan Commitment may only be drawn on the Closing Date for the purpose of making the QUIPS Conversion Payments (with such drawing to reduce the Blocked Term Loan Commitment by the amount thereof). On Closing Date (and after giving effect to any loans under the Tranche A Term Loan Facility made on such date), the total commitment under the Tranche A Term Loan Facility shall be permanently reduced by the amount of the Blocked Term Loan Commitment as then in effect.

GUARANTORS:                         Big Flower Holdings, Inc. ("Holdings") and
                                    each direct and indirect wholly-owned
                                    domestic subsidiary of Holdings (excluding the Borrower and including Columbine to the extent the Columbine Sale is not consummated on the Closing Date) shall be required to provide an unconditional guaranty of all amounts owing under the Senior Credit
                                    Facility (collectively, the "Guaranties", with each entity required to provide a Guaranty being herein called a "Guarantor").

SECURITY:                           The obligations of the Borrower and the
                                    Guarantors shall be secured by (x) a first priority perfected pledge of all capital stock and notes owned by the Borrower and the Guarantors (including the stock of the Borrower); PROVIDED that no more than 65% of the voting stock of foreign subsidiaries of the Borrower and the Guarantors shall be required to be pledged to secure the obligations of the Borrower under the Senior
                                    Credit Facility unless such pledge may be effected without giving rise to a "deemed dividend" tax liability under applicable law or any other material adverse tax consequence and (y) a first priority perfected security interest in all other tangible and intangible assets (including, without limitation, receivables, contracts, contract rights, securities, intellectual property, inventory, equipment and real estate) of the Borrower and each Guarantor, subject to customary exceptions for transactions of this type.

                                    All documentation evidencing the security required pursuant to the immediately preceding paragraph shall be in form and substance satisfactory to each of the Co-Agents, and shall effectively create first priority security interests in the property purported to be covered thereby.

FINAL MATURITY DATE:          (1)   REVOLVING CREDIT FACILITY: Sixth anniversary
                                    of the Closing Date.


                              (2)   TRANCHE A TERM LOAN FACILITY: Sixth
                                    anniversary of the Closing Date.

AMORTIZATION:                       The Tranche A Term Loan Facility will
                                    amortize annually in quarterly installments to be determined.

INTEREST AND COMMITMENT FEES:       Set forth in Annex I.

MANDATORY
COMMITMENT REDUCTIONS/
MANDATORY REPAYMENTS:               Mandatory commitment reductions/repayments
                                    (to be applied to the various facilities in a manner to be determined) will be required in an amount equal to 100% of the net proceeds received from (i) the sale or other disposition of all or any part of the assets of Holdings or its subsidiaries (other than (w) the Columbine
                                    Sale, (x) net proceeds not to exceed $18.9 million from the Private Internet Investment
                                    Sale, (y) net proceeds in an amount to be agreed upon from the sale of the Public
                                    Internet Investments may be applied to make required payments owing, when and as due, to the Equity Investors (I) as contemplated by
                                    Schedule 5.15(b) to the Merger Agreement or
                                    (II) in respect of the Investment
                                    Instrument, and (z) certain ordinary course of business sales and dispositions),
                                    PROVIDED that the Borrower and its
                                    subsidiaries may, in the absence of a
                                    default or an event of default under the Senior Credit Facility, reinvest proceeds of certain asset sales during a period (to be agreed upon) following the date of the respective asset sale, (ii) 100% of the net cash proceeds from issuances of debt (other than (x) the proceeds from the incurrence of the Holdings Senior Debt and the Mezzanine
                                    Subordinated Debt and (y) debt incurred by Columbine to finance a dividend to its parent in connection with the Columbine
                                    Sale) by Holdings and its subsidiaries, with customary exceptions to be agreed upon,
                                    (iii) 50% of the net cash proceeds from
                                    equity issuances by, or capital
                                    contributions to, Holdings and its
                                    subsidiaries with customary exceptions to be agreed upon, (iv) 50% of annual excess cash flow, and (v) 100% of certain insurance proceeds, PROVIDED that the Borrower and its subsidiaries may, in the absence of a default or an event of default under the Senior Credit Facility, reinvest certain insurance proceeds in an amount to be determined during a period (to be agreed upon) following the date of receipt of such proceeds. The foregoing mandatory commitment reductions/repayments shall be subject to baskets and exceptions to be agreed upon.

                                    In addition, on Closing Date (and after
                                    giving effect to any loans under the Tranche
                                    A Term Loan Facility made on such date), the total commitment under the Tranche A Term Loan Facility shall be permanently reduced by the amount of the Blocked Term Loan Commitment as then in effect.

VOLUNTARY PREPAYMENTS:              Voluntary prepayments will be permitted in
                                    whole or in part, at the option of the
                                    Borrower, in minimum principal amounts to be agreed upon, without premium or penalty, subject to reimbursement of the Lenders' redeployment costs in the case of the prepayment of LIBOR borrowings other than on the last day of the relevant
                                    Interest Period.

                                    The above-described mandatory and voluntary prepayments shall be applied PRO RATA to the remaining amortization payments under the Tranche A Term Loan Facility.


A.     CONDITIONS
       PRECEDENT                    In addition to conditions precedent typical
                                    for these types of facilities (including accuracy of representations and absence of defaults) and any other conditions appropriate in the context of the proposed transaction, the following conditions shall apply to the initial borrowing under the Senior Credit Facility (the date of such initial borrowing, the "Closing Date") :

                               1.   The structure and all terms of, and the
                                    documentation for, each component of the Transaction to be consummated on the Closing Date shall be reasonably satisfactory to each of the Co-Agents and the Lenders (including, without limitation, (v) with respect to the Holdings Senior Debt and the Mezzanine Subordinated Debt, amortizations, maturities, interest rates, limitations on cash interest payable, defaults, absence of guaranties and security, remedies and subordination provisions, as applicable (it being understood that in any event the Mezzanine Subordinated Debt shall contain a customary one-year standstill provision upon the occurrence of any default), (w) the terms of the Investment Instrument (to the extent issued), (x) the terms of the Columbine Sale, the Private Internet Investment Sale and the Public Internet Investments, in each case to the extent consummated on the Closing Date, (y) management shareholder agreements and other shareholder agreements and (z) the materials and documentation publicly filed in connection with the Recapitalization and the Refinancing). Each component of the Transaction to be consummated on the Closing Date shall have been consummated in accordance with the documentation therefor and all applicable law and the capitalization, structure and equity ownership of Holdings and the Borrower shall be as described in the Commitment Letter and herein or otherwise reasonably satisfactory to each of the Co-Agents. The aggregate amount of fees and expenses paid in connection with the Recapitalization, the Refinancing and the other transactions contemplated hereby shall not exceed

                                    $90.0 million. After giving effect to the Transaction, Holdings and its subsidiaries shall have no outstanding indebtedness or preferred stock other than (i) pursuant to the Financing Transactions, (ii) to the extent QUIPS Conversion Payments are not made on the Closing Date, the QUIPS, (iii) the existing senior subordinated notes of BFPH in an aggregate principal amount of $600.1 (the "Existing Senior Subordinated Notes"), (iv) indebtedness deemed to exist under the existing accounts receivable facility of the Borrower and its subsidiaries in an aggregate amount not to exceed $120.0 million; PROVIDED that the aggregate amount of the indebtedness deemed to exist under the existing accounts receivable facility of the Borrower and its subsidiaries, when added to the outstanding revolving loans under the Borrower's existing senior credit facility, shall not exceed $400.0 million and (v) such other indebtedness, if any, as may be acceptable to the Co-Agents (with the indebtedness referred to in clauses (iii), (iv) and (v) being called the "Existing Indebtedness").

                               2.   Holdings shall have used the aggregate
                                    amount received from the Common Equity
                                    Issuance and the issuance of the Investment
                                    Instrument (to the extent issued), the net cash proceeds from the Columbine Sale, the Private Internet Investment Sale and the Public Internet Investments (in each case, to the extent consummated on the Closing
                                    Date) and the net cash proceeds from the incurrence of Holdings Senior Debt and the Mezzanine Subordinated Debt, to make payments owing in connection with the Recapitalization and the Refinancing before the Borrower utilizes any proceeds of Loans pursuant to the Senior Credit Facility for any such purpose. The cash proceeds received from the Common Equity Issuance, the issuance of the Investment Instrument (to the extent issued), the Columbine Sale, the Private Internet Investment Sale and the Public Internet Investments (in each case, to the extent consummated on the Closing
                                    Date) and the incurrence of the Holdings
                                    Senior Debt and the Mezzanine Subordinated
                                    Debt, when added to the aggregate principal amount of Senior Credit Facility incurred on the Closing Date, shall be sufficient to effect the Transaction and to pay all fees and expenses in connection therewith.

                               3.   The Co-Agents and the Lenders shall be
                                    satisfied with the terms (and documentation) for all Existing Indebtedness and the QUIPS. All Existing Indebtedness (and the QUIPS, as relevant) shall remain outstanding in accordance with its (or their) terms after giving effect to the Transaction, and no violation of any term or covenant contained in the Existing Indebtedness (and the QUIPS, as relevant) shall occur as a result of the Transaction, and no default shall exist thereunder after giving effect to the consummation of the Transaction.

                               4. Nothing shall have occurred (and the Lenders shall have become aware of no facts or conditions not previously known) which the Co-Agents or the Lenders shall reasonably determine could have a material adverse effect on the rights or remedies of the Lenders or the Co-Agents, or on the ability of Holdings and its subsidiaries to perform their respective obligations to the Lenders or which could have a materially adverse effect on the business, property, assets, nature of assets, liabilities, condition (financial or otherwise) or the reasonably foreseeable prospects of Holdings and its subsidiaries taken as a whole.

                               5.   All Loans and other financing to the
                                    Borrower shall be in full compliance with all requirements of Regulations T, U and X of the Board of Governors of the Federal Reserve System.

                               6.   The Lenders shall have received such
                                    opinions and other appropriate factual
                                    information and expert advice as follows:
                                    (i) legal opinions from counsel, in form and substance and covering matters, acceptable to the Co-Agents (including an opinion as to no conflict with the Existing Indebtedness and the QUIPS (to the extent same remain outstanding on the Closing Date)), (ii) a solvency opinion with respect to Holdings and its subsidiaries (on a consolidated basis), the Borrower and its subsidiaries (on a consolidated basis) and the Borrower (on a stand-alone basis), after giving effect to the consummation of the Transaction and the financing therefor, reasonably acceptable to the Co-Agents,
                                    (iii) a PRO FORMA consolidated balance sheet of Holdings, reasonably acceptable to the Co-Agents, dated as of the date of the most recently available quarterly financial statements, (iv) audited consolidated financial statements of Holdings for the fiscal years ended December 31, 1996, 1997 and 1998, which financial statements shall be in form and substance satisfactory to the Lenders and (v) the unaudited quarterly and monthly consolidated financial statements of Holdings for the interim period prior to the Closing Date, which financial statements shall be in form and substance satisfactory to the Lenders.

                               7.   All costs, fees, expenses (including,
                                    without limitation, legal fees and expenses) and other compensation contemplated hereby or any letter executed in connection herewith and payable to the Lenders or the Co-Agents (or their respective affiliates) shall have been paid to the extent due.

                               8. All requisite governmental authorities and third parties shall have approved or consented to the Transaction and the other transactions contemplated hereby to the extent required, all applicable waiting periods shall have expired and there shall be no governmental or judicial action, actual or threatened, that has or could have a reasonable likelihood of restraining, preventing or imposing materially burdensome conditions on any of the Transaction or the other transactions contemplated hereby.

                               9.   Each of the Guaranties shall have been
                                    executed and delivered. The security
                                    agreements required as described under the heading "Security" above shall have been executed and delivered in form, scope and substance reasonably satisfactory to the Co-Agents, and the Lenders shall have a first priority perfected security interest in all assets as are required above. The Lenders shall have received satisfactory title insurance and surveys with respect to certain of the mortgaged real property to be mutually agreed upon by the Borrower and the Co-Agents.

                               10. The Borrower and each Guarantor shall have executed and delivered satisfactory definitive financing documentation with respect to the Senior Credit Facility (the "Credit Documentation").

B. CONDITIONS TO ALL LOANS:         Absence of default or event of default under
                                    the Senior Credit Facilities and continued accuracy of representations and warranties in all material respects.

COVENANTS:                          Those typical for these types of facilities
                                    and any additional covenants appropriate in the context of the proposed transaction
                                    (with such covenants having such exceptions or baskets as may be mutually agreed upon).
                                    Although the covenants have not yet been specifically determined, we anticipate that the covenants to be agreed upon shall in any event include:

                              1. Financial and other information: certified quarterly and audited annual financial statements, and other customary information.

                              2.    Restrictions on indebtedness, with
                                    exceptions to be mutually agreed upon.

                              3. Restrictions on mergers, acquisitions, joint ventures, partnerships, investments, and acquisitions and dispositions of assets, with exceptions to be agreed upon.

                              4. Restrictions on sale-leaseback transactions and lease payments.

                              5. Limitations on dividends, redemptions and repurchases of capital stock and debt; PROVIDED that (x) dividends by the Borrower to Holdings will be permitted to enable Holdings to pay (i) interest on the Holdings Senior Debt as and when due, so long as no default or event of default then exists under the Senior Credit Facility or would exist after giving effect thereto, (ii) interest on the outstanding debentures of Holdings held by the special-purpose trust which issued the QUIPS when and as due so long as (I) such trust uses such interest proceeds to pay dividends on the QUIPS when and as due and (II) no default or event of default then exists under the Senior Credit Facility or would exist after giving effect thereto, (iii) cash interest on the Mezzanine Subordinated Debt as and when due, so long as no default or event of default then exists under the Senior Credit Facility or would exist after giving effect thereto and (iv) certain ordinary course administrative expenses and (y) to the extent permitted above under the heading "Mandatory Commitment Reductions/Mandatory
                                    Repayments," payments owing to the Equity
                                    Investors with respect to the Investment
                                    Instrument or the Public Internet
                                    Investments may be made with the net
                                    proceeds from certain sales of Public
                                    Internet Investments.

                              6. Limitation on transactions with affiliates and formation of subsidiaries.

                              7. INTEREST COVERAGE - Ratio of Consolidated EBITDA to Cash Interest Expense (to be defined) for any rolling four quarter period at levels to be determined.

                              8. LEVERAGE RATIO - Ratio of Consolidated Debt at any time to Consolidated EBITDA for each rolling four quarter period at levels to be determined.

                              9.    Restrictions on liens.

                              10.   Compliance with laws.

                              11.   Adequate insurance coverage.

                              12.   ERISA covenants.

                              13.   Limitations on capital expenditures.

                              14.   Limitation on modifications of the
                                    agreements relating to certain indebtedness
                                    (including the Holdings Senior Debt and the
                                    Mezzanine Subordinated Debt) and preferred stock and organizational documents.

                              15. Limitation on changes in business conducted by Holdings and its subsidiaries, with exceptions to be agreed upon.

                              16. Restrictions on voluntary repayments of indebtedness (including, without limitation, the Holdings Senior Debt and the Mezzanine Subordinated Debt).

                              17. Limitation on issuance of redeemable common stock and preferred stock of Holdings and restrictions on issuance of stock by subsidiaries, with certain exceptions to be agreed upon.

                              18. General affirmative covenants usual for facilities and transactions of this type and others to be specified by the Co-Agents (to be applicable to Holdings and its subsidiaries).

                              19.   Special purpose covenants shall be
                                    applicable to Holdings and the existing
                                    special-purpose receivables entity.

                           The Credit Documentation will permit the Borrower to create or acquire subsidiaries which it may, at the time of such creation or acquisition, designate as "Unrestricted Subsidiaries" (including the Internet Investments), so long as (x) no default or event of default is then in existence under the Senior Credit Facility or would result therefrom and (y) the investment in such Unrestricted Subsidiary (including any deemed investment made upon any such designation resulting therefrom) is within the limits described in the last sentence of this paragraph. Unrestricted Subsidiaries shall not be required to provide Guaranties or security and shall not subject to the covenants contained in the Credit Documentation, except that (x) the "corporate separateness" and "line of business" covenants to be agreed upon shall be applicable thereto and (y) all obligations of Unrestricted Subsidiaries shall be required to be non-recourse to Holdings and its subsidiaries. Unrestricted Subsidiaries shall be ignored in determining Applicable Margins and compliance with the financial covenants contained in the Credit Documentation. So long as no default or event of default is then in existence under the Credit Documentation or would result therefrom, Investments by the Borrower and its subsidiaries (whether as a capital contribution or otherwise) in Unrestricted Subsidiaries shall be permitted in amounts and from sources to be agreed upon.

REPRESENTATIONS
AND WARRANTIES:                     Typical for facilities and transactions of
                                    this type and others to be specified by the Co-Agents, including but not limited to accuracy of financial statements; no material adverse change; absence of litigation; no violation of agreements or instruments, including no default or event of default; compliance with laws (including
                                    ERISA, margin regulations and environmental
                                    laws); payment of taxes; ownership of
                                    properties; inapplicability of the
                                    Investment Company Act; solvency;
                                    effectiveness of regulatory approvals; labor matters; environmental matters, including the absence of material environmental liabilities; accuracy of information; and validity, priority and perfection of security interests in the collateral.

EVENTS OF DEFAULT:                  Will include (without limitation) payment,
                                    misrepresentation, covenant, bankruptcy,
                                    ERISA, judgments, actual or asserted
                                    invalidity of security documents or
                                    guarantees, change of ownership or control, and cross defaults, subject in certain cases, to notice, grace and cure provisions to be agreed.

ASSIGNMENT AND
PARTICIPATIONS:                     Each Lender may assign all or a portion of
                                    its loans and commitments under the Senior
                                    Credit Facility, or sell participations
                                    therein, to another person or persons
                                    provided that (a) each such assignment shall be in a minimum amount equal to $5,000,000 and shall be subject to certain conditions
                                    (including, without limitation, the approval of the Borrower, such approval not to be unreasonably withheld or delayed), (b) no such assignment shall result in the selling Lender having a commitment of less than $5,000,000 (such amount to be reduced proportionately as the total commitment is reduced and term loans are repaid) unless such selling Lender sells all of its loans and commitment pursuant to such assignment, (c) the Administrative
                                    Agent shall receive at the time of each such assignment a non-refundable assignment fee of $3,500 from the assigning or assignee
                                    Lender and (d) no purchaser of a
                                    participation shall have the right to
                                    exercise or to cause the selling Lender to exercise voting rights in respect of the Senior Credit Facility (except as to certain basic issues). Promptly after consummating any assignment, the selling Lender shall notify the Borrower thereof. Pledges of Loans in accordance with applicable law shall be permitted without restriction.
                                    Promissory notes shall be issued under the Senior Credit Facility only upon request.

YIELD PROTECTION:                   The Credit Documentation shall contain
                                    customary provisions (a) protecting the
                                    Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy and other requirements of laws and from the imposition of or changes in withholding or other taxes and
                                    (b) indemnifying the Lenders for "breakage costs" incurred in connection with, among other things, any prepayment of a Eurodollar
                                    Loan on a day other than the last day of an interest period with respect thereto.

EXPENSES AND
INDEMNIFICATIONS:                   The Borrower shall pay (a) all reasonable
                                    out-of-pocket expenses of the Co-Agents
                                    associated with the syndication of the
                                    Senior Credit Facility and the preparation, execution, delivery and administration of the Credit Documentation and any amendment or waiver with respect thereto (including the reasonable fees, disbursements and other charges of counsel) and (b) all out-of-pocket expenses of the Co-Agents and the Lenders (including the reasonable fees, disbursement and other charges of counsel) in connection with the enforcement of the Credit Documentation.

                                    The Co-Agents and the Lenders (and their affiliates and their respective officers, directors, employees, advisors and agents) will have no liability for, and will be indemnified and held harmless against, any loss, liability, cost or expense incurred in respect of the financing contemplated hereby or the use or the proposed use of the proceeds thereof (except to the extent resulting from the gross negligence or willful misconduct of the respective indemnified party).

REQUIRED LENDERS:                   51%.

COUNSEL TO THE CO-AGENTS:           White & Case LLP.

GOVERNING LAW:                      The law of the State of New York.

                          INTEREST AND COMMITMENT FEES

A.       BASE RATE OPTION

         Interest shall be at the Base Rate of the Administrative Agent PLUS the relevant Applicable Margin (as defined below), calculated on the basis of the actual number of days elapsed in a year of 365 days, payable quarterly in arrears. The Base Rate is defined as the higher of the Federal Funds Effective Rate, as published by the Federal Reserve Bank of New York, plus 1/2 of 1%, or the prime commercial lending rate of the Administrative Agent, as announced from time to time at its head office. Base Rate drawings shall require one business day's prior notice (except that advances under the Swingline Loan Sub-Facility may be made on same day notice) and shall be in minimum amounts to be specified.

B.       LIBOR OPTION

         Interest shall be determined for periods ("Interest Periods") of one, two, three or six months and shall be at an annual rate equal to the London Interbank Offered Rate ("LIBOR") for the corresponding deposits of U.S. Dollars PLUS the relevant Applicable Margin. LIBOR will be determined by the Administrative Agent at the start of each Interest Period. Interest will be paid at the end of each Interest Period or quarterly, whichever is earlier, and is to be calculated on the basis of the actual number of days elapsed in a year of 360 days. LIBOR will be adjusted for Regulation D reserve requirements.

C.       DEFAULT INTEREST

         Overdue principal, interest and other amounts shall bear interest at a rate per annum equal to the otherwise applicable interest rate plus 2%. Such interest shall be payable on demand.

D.       COMMITMENT FEE

         The relevant Applicable Margin on the unutilized total commitments under the Revolving Credit Facility (for this purpose, with loans pursuant to the Swingline Loan Sub-Facility being deemed not to constitute a utilization of commitments under the Revolving Credit Facility), as in effect from time to time, commencing on the Closing Date and continuing to and including the termination of the Revolving Credit Facility, payable quarterly in arrears and upon the termination of the Revolving Credit Facility.

E.       APPLICABLE MARGIN

         The "Applicable Margin" shall mean the percentage per annum equal to the respective margin set forth below for the loans under the Revolving Credit Facility or the Tranche A Term Loan Facility or the Commitment Fee, as the case may be, PROVIDED that notwithstanding the foregoing,
         (i) the highest margins set forth below shall be in effect (x)

                                                                         Annex I
                                                                          Page 2



         for twelve months following the Closing Date and (y) at all times a default or event of default is in existence under the Senior Credit Facility, in either case regardless of the Consolidated Debt to Consolidated EBITDA ratio and (ii) in the event the senior secured debt of the Borrower under the Senior Credit Facility receives a rating of less than BB- from Standard & Poor Ratings Services ("S&P") and Ba3 from Moody's Investor's Services, Inc. ("Moody's"), each Applicable Margin (other than the Applicable Margin for the Commitment Fee) shall be increased by 0.25%, it being understood that the failure of S&P or Moody's to rate the senior secured debt of the Borrower shall constitute a failure to meet the specified rating level of such rating agency for purposes of preceding clause (ii).

==================== ======================== ====================== ================= ================ ====================
                                                                                          APPLICABLE
                                                                         Applicable       Margin for
                                                                      Margin for Base    LIBOR Loans
     Ratio of          Applicable Margin for     Applicable Margin       Rate Loans     under Tranche
 Consolidated Debt     Base Rate Loans under      for LIBOR Loans      under Tranche     A Term Loan      Applicable Margin
  to Consolidated        Revolving Credit         under Revolving       A Term Loan        Facility        for Commitment
      EBITDA                 Facility            Credit Facility         Facility                               Fee
-------------------- ------------------------ ---------------------- ----------------- ---------------- --------------------
x > 4.75                       1.50%                   2.50%               1.50%             2.50%              .50%
  -
-------------------- ------------------------ ---------------------- ----------------- ---------------- --------------------
x > 4.50                       1.25%                   2.25%               1.25%             2.25%             .425%
  -
-------------------- ------------------------ ---------------------- ----------------- ---------------- --------------------
x > 4.25                       1.25%                   2.25%               1.25%             2.25%             .425%
  -
-------------------- ------------------------ ---------------------- ----------------- ---------------- --------------------
x > 3.75                       1.00%                   2.00%               1.00%             2.00%              .375%
  -
-------------------- ------------------------ ---------------------- ----------------- ---------------- --------------------
x > 3.50                        .75%                   1.75%                .75%             1.75%              .30%
  -
-------------------- ------------------------ ---------------------- ----------------- ---------------- --------------------
x < 3.50                        .75%                   1.75%                .75%             1.75%              .30%
-------------------- ------------------------ ---------------------- ----------------- ---------------- --------------------

==================== ======================== ====================== ================= ================ ====================